Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jack in the Box Inc.:

We consent to the incorporation by reference in the registration statements (Nos.  333‑85669, 333‑88356, 333‑127765, 333‑115619, 333‑134186, 333‑143032, 333‑150913, 333-168554, and 333-181506) on Form S‑8 of Jack in the Box Inc. of our reports dated November 22, 2013, with respect to the consolidated balance sheets of Jack in the Box Inc. and subsidiaries as of September 29, 2013 and September 30, 2012, and the related consolidated statements of earnings, comprehensive income, cash flows, and stockholders’ equity for the fifty-two weeks ended September 29, 2013, September 30, 2012, and October 2, 2011, and the effectiveness of internal control over financial reporting as of September 29, 2013, which reports appear in the September 29, 2013 annual report on Form 10‑K of Jack in the Box Inc.

/s/ KPMG LLP

San Diego, California
November 22, 2013